Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (this “Separation Agreement”) is made as of April 24, 2019 (the “Effective Date”) by and among American Midstream GP, LLC (the “Company”), Lynn L. Bourdon III (the “Executive”), and for the purposes of Section 3 and Section 16 only, LB3 Services, a Texas general partnership (“LB3”).

WHEREAS, the Executive serves as the President and Chief Executive Officer of the Company and the Chairman of the Board of Directors of the Company (the “Board”);

WHEREAS, the Executive and the Company are signatories to that certain Employment Agreement by and between the Executive, the Company, and High Point Infrastructure Partners, LLC, a Delaware limited liability company (the “Class A Member”, together with the Company and all of their respective subsidiaries and affiliates, including ArcLight Energy Partners Fund V, L.P., (“ArcLight”) are referred to herein as the “Company Group”)), dated December 10, 2015 (the “Employment Agreement”);

WHEREAS, LB3 is the sole Class C Member of the Company under the Fourth Amended and Restated Limited Liability Company Agreement of American Midstream GP, LLC dated as of August 10, 2017 (the “GP LLC Agreement”);

WHEREAS, the Executive and the Company are signatories to that certain Director Indemnification Agreement dated May 29, 2018 (the “Indemnification Agreement”) by and among the Executive, the Company and American Midstream Partners, LP, a Delaware limited partnership (“AMID”);

WHEREAS, the Executive and ArcLight Energy Partners Fund V, L.P. (“ArcLight”) are signatories to that certain letter agreement dated December 10, 2015 regarding “Guaranty of Severance Commitments” (the “Severance Guaranty”);

WHEREAS, the Company and AMID and others are parties to that certain Agreement and Plan of Merger dated as of March 17, 2019 (the “Merger Agreement”) pursuant to which AMID will be merged into an indirect subsidiary of ArcLight and will thereafter cease to be a publicly-held entity (the “Merger”);

WHEREAS, for the convenience of the Company in light of the proposed Merger, the Executive and the Company have mutually agreed to terminate the Executive’s employment with the Company and its affiliates on the terms and conditions set forth in this Separation Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth in this Separation Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.    Termination of Employment. The Executive’s last day of employment with the Company and its affiliates and the Executive’s employment termination date shall be 5:00 p.m. local time in Houston, Texas on Friday, May 3, 2019 (hereinafter, the “Termination Date”). On the Termination Date, the Executive automatically and without the need for any further action shall resign from all of the Executive’s positions with the Company and the Company Group and their affiliates, including, without limitation, as the Chairman of the Board and as a member of the Board, and shall execute such additional documents required or reasonably requested by the Company to evidence the foregoing. The Termination Date will be the Executive’s termination date for purposes of active participation in and coverage under all benefit plans and programs sponsored by or through the Company and the Company Group and their affiliates, except as otherwise required by applicable law, the terms of such plans and programs or under the terms of this Separation Agreement. Following the Termination Date, unless otherwise agreed by the parties hereto in writing, the Executive acknowledges and agrees that he is not authorized to hold himself out as employed by, or authorized to act on behalf of, any member of the Company Group, or bind or make any commitments on behalf of the Company Group.

2.    Severance Benefits.

(a)    Accrued Benefits. Pursuant to Section 4.1 of the Employment Agreement, the Company will pay the Executive (i) any annual base salary that is accrued and unpaid as of the Termination Date, (ii) all reimbursable business expenses incurred through the Termination Date, which shall be paid in accordance with the Company’s reimbursement policies, (iii) payment of the pro-rata portion of the Executive’s unused paid vacation time for 2019, and (iv) all other amounts and benefits that the Executive has accrued or is eligible to receive through the Termination Date under any employee benefit plan of the Company and/or the Company Group (collectively, the “Accrued Benefits”), which Accrued Benefits shall be paid on the next regularly scheduled pay day following the Termination Date

(b)    Severance Payments. In addition to the Accrued Benefits, upon the termination of the Executive’s employment on the Termination Date in accordance with Section 1, and subject to Section 4 hereof, the Company shall provide the Executive the following payments:

(i)    $1,200,000, which represents the sum of one (1) times the sum of the Executive’s (A) annual base salary rate for 2019, and (B) target annual cash bonus for 2019 (such payment, less applicable federal, state, and local withholdings, taxes and any other deductions required by law, the “Severance Payment”), which shall be paid in one lump sum no later than five (5) Business Days following the Release Effective Date (as defined in Exhibit A); and

(ii) An amount equal to twelve (12) months of COBRA continuation coverage for the Executive and his dependents as in effect on the Termination Date (such payment, less applicable federal, state, and local withholdings, taxes and any other deductions required by law, the “COBRA Payment”, together with the Severance Payment, the “Severance Benefits”), which shall be paid in one lump sum no later than five (5) Business Days following the Release Effective Date (as defined in Exhibit A below).

(c)    Equity Interests.

(i)    The Executive acknowledges and agrees that he has been issued 154,673 phantom units pursuant to the Company’s Amended and Restated Long-Term Incentive Plan (the “LTIP”) that are unvested as of the Termination Date (the “Phantom Units”). In full satisfaction of any and all obligations in respect of the Phantom Units, the Company shall pay the Executive $1,740,071, which represents payment with respect to the Executive’s Phantom Units, which will be paid less applicable federal, state, and local withholdings, taxes and any other deductions required by law no later than thirty (30) days following the Termination Date, and represents the product of (i) the number of Phantom Units currently outstanding and (ii) the sum of: (A) $5.25, which is the value per Phantom Unit equal to the Merger Consideration (as defined in and pursuant to the Merger Agreement); and (B) $6.00, which is the value per Phantom Unit equal to the cash award pursuant to the Company’s Cash Award Program.

(ii) The Executive acknowledges and agrees that he has been issued 200,000 options pursuant to the LTIP to purchase common units of American Midstream Partners, L.P. (the “Options”). As of the Termination Date, and in accordance with the Merger Agreement, the Options shall be forfeited and cancelled for no consideration.

(d)    No Other Compensation or Benefits. The Executive acknowledges that, except as provided in this Separation Agreement or as otherwise required by applicable law, the Executive will not receive any additional compensation, severance or other benefits of any kind from the Company Group following the Termination Date.

3.    Class C Units. Pursuant to that certain Class C Membership Interest Award Agreement, by and between the Company and LB3, effective as of May 2, 2016 (the “Class C Unit Agreement”), LB3 has been issued 100 Class C Units by the Company (the “Class C Units”), 50 of such Class C Units are vested as of the Termination Date (such Class C Units, the “Previously Vested Units”). LB3 represents, covenants and agrees that (i) the Class C Units have not been transferred and LB3 will not transfer any interest in the Class C Units unless expressly permitted herein, (ii) the Class C Units are the only equity interests of the Company that LB3 holds and has a claim to, and (iii) LB3 has no right to receive any other equity from, or in respect of, the Company.

(a)    Acceleration of Class C Units. Subject to Section 4, the Company hereby agrees that as of immediately prior to the Termination Date, an additional 25 Class C Units shall accelerate and vest (the “Conditionally Vested Units”, together with the Previously Vested Units, the “Vested Units”).

(b)     Repurchase of Vested Units. Pursuant to Section 5 of the Class C Unit Agreement, the Company has determined that the fair market value of the Vested Units, taking into consideration all relevant facts and circumstances, including the option value with respect to such Vested Units, is $450,000 (the “Repurchase Price”). The Company hereby agrees to repurchase from LB3, and LB3 agrees to sell to the Company, 100% of the Vested Units for an amount equal to the Repurchase Price. Such repurchase and the transfer of the Vested Units shall be effective as of the Termination Date without any further action by Executive, LB3 or the Company. The purchase price for the Vested Units shall be paid by the Company to LB3 in a lump sum within five (5) Business Days after the Release Effective Date without setoff or other reduction.

(c)    Forfeiture of Unvested Class C Units. For the avoidance of doubt, all Class C Units that are not Vested Units as of the Termination Date shall be forfeited and cancelled for no consideration simultaneously with the repurchase of the Vested Units.

4.    General Release. The Company’s obligations under Sections 2(b) and 3 of this Separation Agreement are strictly contingent upon the Executive’s execution and non-revocation of Release Agreement attached hereto as Exhibit A (the “Release”) within thirty (30) days following the Termination Date. The Executive understands and acknowledges that if the Executive revokes the Release, the Executive will not receive the Severance Benefits.

5.    Return of Company Property. The Executive agrees that the Executive will return to the Company all property of the Company in the Executive’s possession or control, including without limitation all records, electronic devices, paper and electronic files, documents, software programs, and copies thereof, pertaining to the business of the Company, which records, files, documents and programs may constitute trade secrets and proprietary information belonging solely to the Company. The Executive may not retain copies of any such records, files, documents or programs, and hereby relinquishes and assigns to the Company, as applicable, any and all rights, if any, that the Executive may have in any such records, files, documents or programs.

6.    Restrictive Covenants. The Executive hereby (a) reaffirms the terms and Executive’s obligations under Sections 5.1, 5.3, 5.4, 5.5, 5.6, 5.7 and 6.1 of the Employment Agreement (collectively, the “Restrictive Covenants”), and (b) understands, acknowledges and agrees that the Restrictive Covenants will survive the termination of the Executive’s employment with the Company and remain in full force and effect in accordance with all of the terms and conditions thereof, subject to any other written agreement between the Company and the Executive. Notwithstanding the foregoing, the Executive and the Company agree that: (i) the “Non-Competition Period” as defined in Section 5.5(a) the Employment Agreement shall only apply for the three (3) month period following the Termination Date; and (ii) during the Non-Competition Period, with prior notification to the Board, the Executive shall be permitted to serve as a member of the board of directors of one or more corporations, a member of the board of managers of one or more limited liability companies or as a member of other comparable governing body of any other entities. Additionally, the Company (which for the purpose of this Section 6 shall mean its officers and members of the Board and affiliates of ArcLight Energy Partners V, L.P.) hereby re-affirms its obligations under Section 6.1 of the Employment Agreement.

7.    No Admission of Wrongful Conduct. The Executive hereby acknowledges and agrees that, by the Company providing the consideration described above and entering into this Separation Agreement, neither the Company nor any of the other Released Parties is admitting any unlawful or otherwise wrongful conduct or liability to the Executive or the Executive’s heirs, executors, administrators, assigns, agents, or other representatives.

8.    No Reemployment or Future Association. The Executive hereby agrees that the Executive shall not seek reinstatement or reapply for future employment with the Company. If the Executive seeks reinstatement or reapplies for employment in violation of this Section 8, the Company shall not incur any liability by virtue of its refusal to hire the Executive or consider the Executive for employment.

9.    Cooperation. For a period of three (3) years following the Termination Date, and upon the receipt of reasonable notice from the Company (including through outside counsel), the Executive agrees that, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment or engagement with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the Executive’s employment or engagement with the Company. Executive shall not be required to expend more than 15 hours during any calendar week or more than 30 hours per calendar month in performing his obligations under this Section 9. Additionally, Executive’s obligations under this Section 9 shall be further limited if and to the extent that the performance of such obligations would unreasonably interfere with Executive’s then existing employment or other business obligations. Upon presentation of appropriate documentation, the Company will pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Executive in complying with this Section 9, and will compensate the Executive for his time assisting the Company in accordance with this Section 9 at the rate of $600.00 per hour. Any reimbursement payments or other payments contemplated by this Section 9 will be paid to the Executive no later than five (5) Business Days immediately following the calendar month in which the related expense was incurred or the service was rendered, as applicable.

10.    Taxes. The Company may withhold from any amounts payable under this Separation Agreement all federal, state, city or other taxes that the Company determines it is legally required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Separation Agreement, the Company shall not be obligated to guarantee any particular tax result for the Executive with respect to any payment provided to the Executive hereunder, and the Executive shall be solely responsible for any taxes imposed on the Executive with respect to any such payment.

11.    Section 409A Compliance. The intent of the parties is that payments and benefits under this Separation Agreement comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Separation Agreement shall be interpreted to be in compliance therewith. Notwithstanding anything to the contrary in this Separation Agreement, to the extent any payment or benefit provided under this Separation Agreement constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 11 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Separation Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

12.    Governing Law. This Separation Agreement shall in all respects be interpreted, construed and governed by and in accordance with the internal substantive laws of the State of Texas, without regard to its conflict of law rules.

13.    Dispute Resolution. The Company and the Executive agree that any dispute in relation to this Separation Agreement shall be subject to the dispute resolution provisions contained in Section 7.14 of the Employment Agreement.

14.    No Waiver for Failure to Enforce. The failure by any party to this Separation Agreement to enforce at any time, or for any period of time, any one or more of the terms or conditions of this Separation Agreement shall not be a waiver of such terms or conditions of this Separation Agreement or of such party’s right thereafter to enforce each and every term and condition of this Separation Agreement.

15.    Severability. If any clause, sentence, provision, section or part of this Separation Agreement for any reason whatsoever be adjudged by any court of competent jurisdiction, or be held by any other competent authority having jurisdiction, to be invalid, unenforceable, or illegal, such judgment or holding shall not affect, impair, or invalidate the remainder of this Separation Agreement, but shall be confined in its operation to the clause, sentence, provisions, section, or part of this Separation Agreement directly involved, and the remainder of this Separation Agreement shall remain in full force and effect.

16.    Entire Agreement. This Separation Agreement, including Exhibit A hereto, constitutes the entire agreement among the parties with respect to the subject matter herein and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, and there are no other written or oral agreements, understandings, or arrangements; provided, however, that the parties acknowledge and agree the each of the following shall survive the Effective Date and the Termination Date and shall remain in full force and effect thereafter:

(a)    The restrictive covenants of the Executive under the Employment Agreement referred to in Section 6.1(a) of this Separation Agreement, as modified by this Separation Agreement;

(b)    The following additional Sections of the Employment Agreement, as modified by this Separation Agreement—4.8 and 4.9, 6.1, 7.1 through 7.9(a), and 7.10 through 7.14;

(c)    The Director Indemnification Agreement;

(d)    The following provisions of the GP LLC Agreement—Article X (Outside Activities and Indemnification of Directors, Officers Employees and Agents), and Article 1 (Definitions); and

(e)    The Severance Guaranty.

17.    Successors and Assigns. This Separation Agreement shall bind and inure to the benefit of and be enforceable by the parties and their respective heirs, executors, personal representatives, successors and assigns, neither the Executive nor the Company may assign this Separation Agreement or any of the rights or obligations hereunder without the prior written consent of the other party. Any such attempted assignment in violation of this Section 17 shall be void.

18.    Voluntary Execution. The Executive acknowledges that the Executive is executing this Separation Agreement voluntarily and of the Executive’s own free will and that the Executive fully understands and intends to be bound by the terms of this Separation Agreement. Further, the Executive acknowledges that the Executive has an opportunity to carefully review this Separation Agreement with the Executive’s attorney prior to executing it or warrants that the Executive chooses not to have their attorney review this Separation Agreement.

19.    Miscellaneous.

(a)     The Executive shall have no duty to find new employment following the termination of his employment pursuant to this Separation Agreement or to in any way mitigate the damages to the Executive arising from the breach of this Separation Agreement by a party other than the Executive. Any salary or other remuneration received by the Executive from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) following the termination of his employment under this Separation Agreement shall not reduce the Company’s obligation to make any payment due to the Executive or LB3 (or the amount of such payment) pursuant to the terms of this Separation Agreement.

(b) As used in this Separation Agreement, the term “Business Days” means any day except a Saturday, Sunday, a legal holiday or any other day on which federally-chartered banking institutions in Houston, Texas are authorized or obligated by law, regulation or executive order to close.

(c)    Each party agrees that for federal and state income tax purposes it will report the transactions contemplated hereby consistently with the characterization of those transactions as set forth in this Separation Agreement.

(d)    Any amendments, additions or other modifications to this Separation Agreement must be done in writing, signed by all parties.

(e) The Company agrees to pay the Executive’s attorneys’ fees and expenses incurred in connection with the negotiation and preparation of this Separation Agreement in an amount not to exceed $50,000 no later than five (5) Business Days after the Release Effective Date (as defined in the Release).

(f)    This Separation Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Separation Agreement.

(g)    Time is of the essence in the performance of the payment obligations set forth in this Separation Agreement.

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IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Company certify that the Executive has read this Separation Agreement in its entirety and voluntarily executed it, as of the date set forth above.

EXECUTIVE	AMERICAN MIDSTREAM GP, LLC

/s/ Lynn L. Bourdon III	By:	/s/ Daniel R. Revers
Lynn L. Bourdon III	Name:	Daniel R. Revers
	Title:	Director
LB3 SERVICES

/s/ Lynn L. Bourdon III
By: Lynn L. Bourdon III

Title: Partner

Exhibit A

RELEASE AGREEMENT

This Release Agreement (this “Release”) constitutes the Release referred to that Separation and Release Agreement (the “Agreement”), dated as of April 24, 2019, by and between American Midstream GP, LLC (the “Company”), Lynn L. Bourdon III (the “Executive”), and for the purposes of Section 3 and Section 16 of the Agreement only, LB3 Services, a Texas general partnership (“LB3”), as well as the release referred to in Section 4.6 of that certain Employment Agreement (the “Employment Agreement”) dated as of December 10, 2015, by and between the Executive, the Company, and High Point Infrastructure Partners, LLC, a Delaware limited liability company (the “Class A Member”, together with the Company and all of their respective subsidiaries and affiliates, including ArcLight Energy Partners Fund V, L.P., (“ArcLight”) are referred to herein as the “Company Group”)).

1.    For good and valuable consideration, including but not limited to the Company’s provision of Severance Benefits to the Executive in accordance with Section 2(b) of the Agreement, the Executive, on behalf of the Executive, LB3 and the Executive’s agents, heirs, administrators, executors, assignors, assigns and anyone acting or claiming to act on the Executive’s or their joint or several behalf, does hereby irrevocably and unconditionally release and forever discharge the Company Group, together with its parents, subsidiaries, affiliates, partners, joint venturers, predecessor and successor corporations and business entities, past, present and future, and its and their agents, directors, officers, board members, employees, shareholders, insurers and reinsurers, representatives, attorneys, assigns, employee benefit plans (and the trustees or other individuals affiliated with such plans) and other representatives, and anyone acting on their joint or several behalf, past, present, and future (collectively the “Released Parties”) of and from any and all claims, complaints, demands, costs, expenses, grievances, obligations, liabilities, actions and causes of action of whatever kind and character in law or in equity (collectively, “Claims”), whether known or unknown, through the Release Effective Date, and whether such Claims are accrued or contingent, including (but not limited to) any and all Claims under: (a) Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1870, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Executive Retirement Income Security Act, the Family and Medical Leave Act, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act, the Vietnam Era Veterans Readjustment Act of 1974, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act of 2002, including all Claims under 18 U.S.C. §§ 1513(e) and 1514A, the Dodd-Frank Act, the Internal Revenue Code of 1986, the Texas Commission on Human Rights Act, the Texas Payday Law, and other provisions of the Texas Labor Code, as all such laws are amended from time to time; (b) any other federal, state, or local anti-discrimination or anti-retaliation law; (c) any other federal, state, or local wage and hour law; (d) any other local, state, federal, or foreign law, regulation, or ordinance; (e) any public policy, contract, tort, or common law, including but not limited to all Claims for misrepresentation, defamation, libel, slander, conversion, replevin, tortious interference with contract, tortious interference with economic advantage, quantum meruit, unjust enrichment, assault, battery, invasion of privacy, and prima facie tort; (f) any allegation for costs, fees, or other expenses including attorneys’ fees or expenses incurred in, or with respect to, a Released Claim (as defined below); (g) any and all rights, benefits or claims the

Executive may have under any employment contract, incentive compensation plan or equity-based compensation plan, with any member of the Company Group; and (h) any claim for compensation or benefits of any kind under the Employment Agreement (collectively, all of the Claims referenced in this Release are the “Released Claims”). In no event shall the Released Claims include (w) any claim which arises after the Release Effective Date (as defined below), (x) any claim to vested benefits the right to continuation of group health insurance coverage under an employee benefit plan or of the Company Group that is subject to ERISA, (y) any claims for the Severance Benefits as explicitly set forth under the Agreement or other claims under the Agreement, or (z) any rights or claims under the agreements (or portions thereof) referred to in Section 16 (Entire Agreement) of the Agreement or rights or claims to indemnification, contribution or advancement of expenses from Company Group as required by law. This Release is not intended to indicate that any of the above-referenced Claims exist or are meritorious in any respect. Rather, the Executive is simply agreeing that, in exchange for the consideration set forth herein, any and all potential Claims that the Executive may have against the Company Group, regardless of whether they actually exist, are expressly settled, compromised, and waived. By signing this Release, the Executive is bound by it. Anyone who succeeds to the Executive’s rights and responsibilities, such as the Executive’s heirs, successors, beneficiaries, or assigns, or the administrators or executors of the Executive’s estate, also are bound by this Release. The Executive specifically intends the release in this Release to be the broadest release permitted under law. THIS RELEASE INCLUDES, BUT IS NOT LIMITED TO, MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY MEMBER OF THE COMPANY GROUP.

2.    The Executive (a) represents and warrants that the Executive has not brought or joined any lawsuit or arbitration against any of the Company Group, or filed any charge or claim against any of the Company Group, on or prior to the Release Effective Date, and (b) agrees not to bring or join any lawsuit or arbitration against any of the Company Group pursing, in whole or in part, any of the Released Claims following the Release Effective Date. The Executive further represents and warrants that the Executive has not made any assignment, sale, delivery, transfer, hypothecation, or conveyance of any rights the Executive had, has, or may have against any of the Company Group to any person or entity.

3.    By executing and delivering this Release, the Executive expressly acknowledges that:

a)    The Executive has carefully read this Release and understands all of its terms and conditions;

b)    The Executive has had at least 21 days to consider this Release before signing it and delivering it to the Company, though the Executive may execute this Release and deliver it to the Company sooner if the Executive so chooses;

c)    By this Release, the Executive has been advised to discuss this Release with an attorney of the Executive’s choosing, and the Executive has had an adequate opportunity to do so prior to executing this Release;

d) The Executive fully understands the final and binding effect of this Release. The Executive agrees that the only promises made to the Executive to induce the Executive to sign this Release are those stated herein and in the Agreement and the Employment Agreement, and that the Executive is not relying on any other promises or statements in signing this Release. The Executive represents and warrants that the Executive is signing this Release knowingly, voluntarily, and of the Executive’s own free will; and

e)    Except as explicitly set forth in the Agreement, the Executive agrees that the Executive has been paid all wages, bonuses, salary, benefits, and other compensation to which the Executive is entitled under the Employment Agreement on or prior to the date hereof and has received all leaves (paid and unpaid) to which the Executive was entitled during the Term (as defined in the Employment Agreement).

4. The Executive understands that if the Executive executes this Release, the Executive may revoke this Release within the seven (7)-day period beginning on the date the Executive delivers the signed Release to the Board of Directors of the Company (the “Release Revocation Period”). To revoke this Release, the Executive must send written notification of such revocation, via facsimile or nationally-recognized overnight courier, to Christine Miller, Associate General Counsel of ArcLight at 200 Clarendon St., 55th Floor, Boston, MA 02116 or by e-mail at cmiller@arclightcapital.com. To be effective, such revocation must be in a writing signed by the Executive and must be received by the Company before 11:59 p.m., central time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, this Release shall be of no force or effect and shall be null and void ab initio and, for avoidance of doubt, the Executive shall have no right to any of the Severance Benefits or any other payments or amounts. If the Executive timely executes this Release as set forth above, and does not revoke this Release before the end of the Release Revocation Period as set forth above, then this Release will become binding, effective, and irrevocable on the day immediately following the end of the Release Revocation Period (the “Release Effective Date”).

5.    Notwithstanding anything to the contrary in this Release, any non-disclosure provision in this Release does not prohibit or restrict the Executive (or the Executive’s attorney) from responding to any inquiry about this Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

6. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Release is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the Executive and the parties to the Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure

7.    Construction. As used in this Release, the connectives “and,” “or,” and “and/or” shall be construed either disjunctively or conjunctively as necessary to bring within the scope of a sentence or clause all subject matter that might otherwise be construed to be outside of its scope. The words “herein,” “hereof,” “hereunder,” and other compounds of the word “here” shall refer to the entire Release, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural, and vice-versa. The use herein of the word “including” following any general statement, term, or matter shall not be construed to limit such statement, term, or matter whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used. Neither this Release nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise, regardless of which party may have drafted any particular term or provision hereof. On the contrary, this Release has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties as reflected herein.

8.    Once this Release is executed, facsimile, PDF, and other true and accurate copies of this Release shall have the same force and effect as originals hereof.

9.    The Executive understands that the provisions and agreements identified in Section 16 of the Agreement will remain in full force and effect (unless explicitly modified pursuant to the Agreement) and will continue to bind the Executive and the Company in the future. Any disputes that arise in connection with this Release shall be resolved in accordance with Section 7.14 of the Employment Agreement.

Executed on this     day of May, 2019.

Lynn L. Bourdon III

Executed on this     day of May, 2019.

LB3 Services:
By:	Lynn L. Bourdon III
Title:	Partner